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                                                                  EXHIBIT 15.1



           LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION



June 18, 2001

PC Connection, Inc. and Subsidiaries
Merrimack, New Hampshire

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PC Connection, Inc. and Subsidiaries for the periods ended March 31, 2001 and 2000, as indicated in our report dated April 18, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Reports on Form 10-Q for the quarter ended March 31, 2001, is being used in this Registration Statement on Form S-4.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Boston, Massachusetts